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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-12
Zomax Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZOMAX INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
April 24, 2001

TO THE SHAREHOLDERS OF ZOMAX INCORPORATED:

    The 2001 Annual Meeting of Shareholders of Zomax Incorporated will be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota at 3:30 p.m. on Tuesday, April 24, 2001, for the following purposes:

  1.
  To set the number of members of the Board of Directors at six (6).

  2.
  To elect members of the Board of Directors.

  3.
  To ratify the appointment of the Company's independent public accountants for the year ending December 28, 2001.

  4.
  To take action on any other business that may properly come before the meeting or any adjournment thereof.

    Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company's 2000 Annual Report to Shareholders.

    Only shareholders of record as shown on the books of the Company at the close of business on March 12, 2001 will be entitled to vote at the 2001 Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

    You are cordially invited to attend the 2001 Annual Meeting. Whether or not you plan to attend the 2001 Annual Meeting, please sign, date and mail the enclosed form of Proxy in the return envelope provided as soon as possible. The Proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. The prompt return of proxies will help the Company avoid the unnecessary expense of further requests for proxies.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                      James T. Anderson,
                      Chairman and Chief Executive Officer

Dated: March 21, 2001
Plymouth, Minnesota

ZOMAX INCORPORATED

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
to be held
April 24, 2001

    The accompanying Proxy is solicited by the Board of Directors of Zomax Incorporated (the "Company") for use at the 2001 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 24, 2001, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof.

    The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

    Any shareholder giving a Proxy may revoke it any time prior to its use at the 2001 Annual Meeting by giving written notice of such revocation to the Secretary or any other officer of the Company or by filing a later dated written Proxy with an officer of the Company. Personal attendance at the 2001 Annual Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a later dated Proxy is delivered to an officer before the revoked or superseded Proxy is used at the 2001 Annual Meeting. Proxies will be voted as directed therein. Proxies which are signed by shareholders but which lack specific instruction with respect to any proposal will be voted in favor of such proposal as set forth in the Notice of Annual Meeting or, with respect to the election of directors, in favor of the number and slate of directors proposed by the Board of Directors and listed herein.

    The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. An abstention as to any proposal will therefore have the same effect as a vote against the proposal.

    The mailing address of the principal executive office of the Company is 5353 Nathan Lane, Plymouth, Minnesota 55442. The Company expects that this Proxy Statement, the related Proxy and Notice of Annual Meeting will first be mailed to shareholders on or about March 21, 2001.

STOCK SPLIT

    All information contained herein regarding the Company's Common Stock, including information regarding options to purchase the Company's Common Stock, has been adjusted, as necessary, to reflect the 2-for-1 stock split of the Company's Common Stock which was effected on May 8, 2000.

OUTSTANDING SHARES AND VOTING RIGHTS

    The Board of Directors of the Company has fixed March 12, 2001 as the record date for determining shareholders entitled to vote at the 2001 Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the 2001 Annual Meeting. At the close of business on March 12, 2001, there were 32,147,669 shares of the Company's Common Stock issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the 2001 Annual Meeting. Holders of Common Stock are not entitled to cumulative voting rights.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

    The following table provides information as of the record date concerning the beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) the named executive officers in the Summary Compensation Table, (iii) the persons known by the Company to own more than 5% of the Company's outstanding Common Stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

Name (and Address of 5% Owner) or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class(1)
James T. Anderson(2)	378,125	1.2%
Anthony Angelini(3)	291,131	*
James E. Flaherty(4)	144,650	*
Michelle S. Bedard(2)	378,125	1.2%
Phillip T. Levin(5)	2,620,424	8.1%
Janice Ozzello Wilcox(6)	56,000	*
Robert Ezrilov(7)	60,000	*
Howard P. Liszt(8)	76,000	*
All Executive Officers and Directors as a Group (8 Individuals)(9)	3,626,330	11.1%

*
Less than 1% of the outstanding shares of Common Stock.

(1)
Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC Rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(2)
Represents 312,500 shares held by Mr. Anderson, 43,750 shares held by Ms. Bedard and 21,875 shares which may be purchased by Ms. Bedard upon exercise of currently exercisable options. Mr. Anderson and Ms. Bedard are married.

(3)
Includes 27,000 shares held in a charitable trust, of which Mr. Angelini is trustee, and 220,800 shares which may be purchased by Mr. Angelini upon exercise of currently exercisable options.

(4)
Includes 60,650 shares which may be purchased by Mr. Flaherty upon exercise of currently exercisable options.

(5)
Includes 640,000 shares held by Metacom, Inc., of which Mr. Levin is the majority shareholder and Chief Executive Officer, 8,000 shares held by Mr. Levin as custodian for his children and 32,000 shares which may be purchased by Mr. Levin upon exercise of currently exercisable options. Mr. Levin's address is 7303 Boone Ave. N., Brooklyn Park, MN 55428.

(6)
Includes 32,000 shares which may be purchased by Ms. Wilcox upon exercise of currently exercisable options.

(7)
Includes 56,000 shares which may be purchased by Mr. Ezrilov upon exercise of currently exercisable options.

(8)
Includes 56,000 shares which may be purchased by Mr. Liszt upon exercise of currently exercisable options.

(9)
Includes 479,325 shares which may be purchased by current executive officers and directors upon exercise of currently exercisable options; see above footnotes for shares held indirectly or for the benefit of family members.

ELECTION OF DIRECTORS
(Proposals #1 and #2)

    The Bylaws of the Company provide that the number of directors shall be the number set by the shareholders, which shall be not less than one. The Board of Directors unanimously recommends that the number of directors be set at six and that the nominees listed below be elected. Unless otherwise instructed, the Proxies will be so voted.

    Under applicable Minnesota law, approval of the proposal to set the number of directors at six and the election of the nominees to the Board of Directors require the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

    In the absence of other instruction, the Proxies will be voted for each of the individuals listed below. If elected, such individuals shall serve until the next annual meeting of shareholders and until their successors shall be duly elected and shall qualify. All of the nominees are members of the current Board of Directors. If, prior to the 2001 Annual Meeting of Shareholders, it should become known that any one of the following individuals will be unable to serve as a director after the 2001 Annual Meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee(s) as is selected by the Board of Directors. Alternatively, the Proxies may, at the Board's discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board of Directors has no reason to believe that any of the following nominees will be unable to serve.

Name	Age	Position with the Company	Director Since
James T. Anderson	43	Chief Executive Officer and Chairman of the Board	1996
Anthony Angelini	37	President, Chief Operating Officer and Director	2000
Phillip T. Levin	57	Director	1996
Janice Ozzello Wilcox	47	Director	1996
Robert Ezrilov	56	Director	1996
Howard P. Liszt	54	Director	1996

Business Experience of the Director Nominees

    James T. Anderson has served as Chief Executive Officer and as a director of the Company since he co-founded it in February 1996 and as Chairman since January 2000. He also served as President from February 1996 to January 2000. He was President of ZOMI Corp., the General Partner of Zomax Optical Media Limited Partnership (the "Partnership"), the Company's predecessor, from 1993, when he co-founded it and the Partnership, until May 1996. Mr. Anderson served with Metacom from May 1982 to June 1993, including five years as Vice President of Manufacturing where he was responsible for all manufacturing activities, including purchasing, inventory control, production, warehousing and distribution. Mr. Anderson is married to Michelle S. Bedard, Executive Vice President—Sales and Marketing of the Company.

    Anthony Angelini has served as President, Chief Operating Officer and as a Director of the Company since January 2000. He served as Executive Vice President—Global Operations from January 1999 to January 2000. Mr. Angelini joined the Company as Vice President—Western U.S. and European Operations on February 1998 when the Company acquired Primary Marketing Group ("PMG"), Primary Marketing Group Ltd. ("PMG Ltd.") and Next Generation Services LLC ("NGS"). Mr. Angelini co-founded PMG, PMG Ltd. and NGS in October 1989, September 1995 and May 1996, respectively. Mr. Angelini served as Vice President of PMG, a Director of PMG Ltd. and Manager of NGS, and he was a major equity owner of each.

    Phillip T. Levin has served as a Director of the Company since he co-founded it in February 1996, and he served as Chairman from February 1996 until January 2000. Mr. Levin was Chairman and Chief Executive Officer of ZOMI Corp., from 1993, when he co-founded it and the Partnership, until May 1996. Mr. Levin has served as a director and officer of Metacom, Inc., a leading distributor of audio cassettes and a principal shareholder of the Company, since he co-founded it in 1970. He has served as Metacom's Chief Executive Officer since 1991.

    Janice Ozzello Wilcox has served as Senior Vice President and Chief Financial Officer of Marquette Bancshares, Inc., a bank holding company in Minneapolis, Minnesota, since January 1993. From April 1991 to December 1992, Ms. Wilcox served as Senior Vice President and Chief Financial Officer of Marquette Bank Minneapolis, N.A. in Minneapolis, Minnesota.

    Robert Ezrilov has served as President of Metacom, Inc. since July 1997. Mr. Ezrilov was self-employed as a business consultant from April 1995 to July 1997. Prior to April 1995, he was a partner with Arthur Andersen LLP, which accounting firm he joined in 1966. Mr. Ezrilov also serves on the Board of Directors of C.H. Robinson Worldwide, Inc., a transportation service provider located in Eden Prairie, Minnesota.

    Howard P. Liszt currently serves as a senior fellow with the University of Minnesota. From 1976 to 2000, Mr. Liszt was employed with Campbell Mithun Esty, an advertising agency in Minneapolis, Minnesota, serving most recently as it Chief Executive Officer.

BOARD AND COMMITTEE MEETINGS

    During fiscal 2000, the Board of Directors held five meetings. Each director attended more than 75% of the meetings of the Board and the committees on which such director served during fiscal 2000.

    The Company's Board of Directors has two standing committees, the Audit Committee and Compensation Committee. The Company does not have a nominating committee.

    The members of the Audit Committee are Robert Ezrilov, Howard Liszt and Janice Ozzello Wilcox. This committee reviews the selection and work of the Company's independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. The Audit Committee met three times during fiscal 2000.

    The members of the Compensation Committee are Robert Ezrilov, Howard Liszt and Janice Ozzello Wilcox. This committee recommends to the Board of Directors from time to time the salaries to be paid to executive officers of the Company and any plan for additional compensation it deems appropriate. In addition, this committee is vested with the same authority as the Board of Directors with respect to the granting of options and the administration of the Company's 1996 Stock Option Plan. The Compensation Committee met once during fiscal 2000, and it took written action by unanimous consent four times.

EXECUTIVE OFFICERS OF THE COMPANY

    The names and ages of the Company's current executive officers and the positions held by such officers are listed below.

Name	Age	Position
James T. Anderson	43	Chief Executive Officer and Chairman of the Board
Anthony Angelini	37	President, Chief Operating Officer and Director
James E. Flaherty	47	Chief Financial Officer and Secretary
Michelle S. Bedard	42	Executive Vice President—Sales and Marketing

    James T. Anderson has served as Chief Executive Officer and as a director of the Company since he co-founded it in February 1996 and as Chairman since January 2000. He also served as President from February 1996 to January 2000. He was President of ZOMI Corp., the General Partner of Zomax Optical Media Limited Partnership (the "Partnership"), the Company's predecessor, from 1993, when he co-founded it and the Partnership, until May 1996. Mr. Anderson served with Metacom from May 1982 to June 1993, including five years as Vice President of Manufacturing where he was responsible for all manufacturing activities, including purchasing, inventory control, production, warehousing and distribution. Mr. Anderson is married to Michelle S. Bedard, Executive Vice President—Sales and Marketing of the Company.

    Anthony Angelini has served as President, Chief Operating Officer and as a Director of the Company since January 2000. He served as Executive Vice President—Global Operations from January 1999 to January 2000. Mr. Angelini joined the Company as Vice President—Western U.S. and European Operations on February 1998 when the Company acquired Primary Marketing Group ("PMG"), Primary Marketing Group Ltd. ("PMG Ltd.") and Next Generation Services LLC ("NGS"). Mr. Angelini co-founded PMG, PMG Ltd. and NGS in October 1989, September 1995 and May 1996, respectively. Mr. Angelini served as Vice President of PMG, a Director of PMG Ltd. and Manager of NGS, and he was a major equity owner of each.

    James E. Flaherty has served as Chief Financial Officer of the Company since December 1996 and as Secretary since January 1997. From May 1989 until December 1996, Mr. Flaherty was employed by Racotek Inc., a wireless data software company in Minneapolis, Minnesota, serving in various capacities including Chief Financial Officer, Controller and Secretary.

    Michelle S. Bedard has served as Executive Vice President—Sales and Marketing of the Company since its inception in February 1996, prior to which she served as Vice President of Sales and National Sales Manager of the Partnership since its inception in 1993. From June 1991 to August 1993, Ms. Bedard was National Sales Manager of Metacom, where she was responsible for sales revenue and staff, including eight inside sales representatives and thirteen independent sales groups, the customer service department and various support staff, for all four sales divisions. Ms. Bedard is married to James T. Anderson, Chairman and Chief Executive Officer of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Chief Executive Officer and to each other executive officer whose total annual salary and bonus paid or accrued during fiscal year 2000 exceeded $100,000.

						Long Term Compensation
		Annual Compensation
	Fiscal Year							All Other Compensation ($)
		Salary($)		Bonus($)	Other($)	Options
James T. Anderson, Chairman and Chief Executive Officer	2000 1999 1998	400,000 400,000 248,144		266,666 2,677,416 341,067	— — —	240,000 — 1,000,000	(1)	— — —
Anthony Angelini, President and Chief Operating Officer	2000 1999 1998	300,000 225,000 149,077		175,000 809,273 34,000	— — —	128,000 — 400,000	(1)	— — —
Michelle S. Bedard, Executive Vice President— Sales & Marketing	2000 1999 1998	300,000 300,000 400,749	(2) (2)	175,000 719,354 28,000	— — —	126,000 — 200,000	(1)	— — —
James E. Flaherty, Chief Financial Officer	2000 1999 1998	175,000 175,000 121,404		67,083 367,206 25,000	— — —	52,000 — 200,000	(1)	— — —

(1)
The stock options were granted as part of bonuses earned in 1999, which options could not be granted until fiscal 2000 when the shareholders approved an increase of shares under the Company's 1996 Stock Option Plan.

(2)
Includes commissions of $100,000 and $262,758 for 1999 and 1998, respectively.

Option Grants During 2000 Fiscal Year

    The following table provides information regarding stock options granted during fiscal year ended December 29, 2000 to the named executive officers in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

Individual Grants
			% of Total Options Granted to Employees in Fiscal Year
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
				Exercise or Base Price ($/Sh)(3)
	Options Granted(2)				Expiration Date
Name						5%($)	10%($)
James T. Anderson	240,000	(4)	20.7%	$20.938	04/18/10	$3,160,270	$8,008,746
Anthony Angelini	128,000	(5)	11.0%	$20.938	04/18/10	$1,685,478	$4,271,331
Michelle S. Bedard	126,000	(5)	10.9%	$20.938	04/18/10	$1,659,142	$4,204,592
James E. Flaherty	52,000	(5)	4.5%	$20.938	04/18/10	$684,725	$1,735,228

(1)
The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over various periods. If the options are adjusted as set forth in (2) below, the potential realizable value will be somewhat less.

(2)
In the event of a change of control of the Company, any unexercisable portion of the options will become immediately exercisable. See "Change of Control Arrangements."

(3)
Exercise price is equal to the fair market value on the date of grant.

(4)
The option was granted on April 19, 2000 as part of a bonus earned in fiscal year 1999 and becomes exercisable in full on January 1, 2002.

(5)
The option was granted on April 19, 2000 as part of a bonus earned in fiscal year 1999 and becomes exercisable in full on January 1, 2003.

Option Exercises During 2000 Fiscal Year and Fiscal Year-End Option Values

    The following table provides information as to options exercised by the named executive officer in the Summary Compensation Table during fiscal 2000 and the number and value of options at December 29, 2000. The Company does not have any outstanding stock appreciation rights.

			Number of Unexercised Options at December 29, 2000		Value of Unexercised In-the Money Options at December 29, 2000(2)
	Shares Acquired on Exercise(#)
		Value Realized ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James T. Anderson	843,750	$10,850,031	0	396,250	$0	$394,625
Anthony Angelini	55,200	$1,154,815	148,800	308,000	$339,625	$410,250
Michelle S. Bedard	162,501	$2,307,905	0	235,375	$0	$271,062
James E. Flaherty	134,600	$3,137,347	66,150	163,250	$164,925	$278,125

(1)
Value realized is calculated on the basis of the difference between the option exercise price and the closing price for the Company's Common Stock on the date of exercise as quoted by the Nasdaq National Market, multiplied by the number of shares to which the exercise relates.

(2)
Value of unexercised options is calculated on the basis of the difference between the option exercise price and $4.563, the closing sale price for the Company's Common Stock at December 29, 2000 as quoted by the Nasdaq National Market, multiplied by the number of shares of Common Stock underlying the option.

Compensation to Directors

    The Company pays fees to the non-officer members of the Board of Directors of $1,500 for each Board meeting and $500 for each Committee meeting attended. The Company reimburses the directors for out-of-pocket expenses incurred while attending Board or Committee meetings.

    The 1996 Stock Option Plan provides for automatic option grants to each director who is not an employee of the Company (a "Non-Employee Director"). Each Non-Employee Director who was elected for the first time as a director on or after the adoption of the Plan on March 1, 1996 was granted a nonqualified option to purchase 40,000 shares of the Common Stock. Such option is exercisable to the extent of 8,000 shares on each of the first five anniversaries of the date of grant. Each Non-Employee Director who is re-elected as a director of the Company or whose term of office continues after a meeting of shareholders at which directors are elected shall, as of the date of such re-election or shareholder meeting, automatically be granted a nonqualified option to purchase 8,000 shares of the Common Stock. A Non-Employee Director who receives a 40,000-share option upon initial election to the Board may not receive an 8,000-share option for at least twelve (12) months. All options granted pursuant to these provisions are granted at a per share exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, and they expire on the earlier of (i) three months after the optionee ceases to be a director (except by death) and (ii) ten (10) years after the date of grant. In the event of the death of a Non-Employee Director, any option granted to such Non-Employee Director pursuant to this formula plan may be exercised at any time within twelve (12) months of the death of such Non-Employee Director or until the date on which the option, by its terms, expires, whichever is earlier.

Compensation Committee Report on Executive Compensation

    Compensation Committee Interlocks and Insider Participation.  The Compensation Committee of the Board of Directors of the Company is composed of directors Robert Ezrilov, Janice Ozzello Wilcox and Howard P. Liszt. Mr. Ezrilov, is also the President and a director of Metacom, Inc., a shareholder of the Company. Metacom and the Company are parties to a Manufacturing Agreement, pursuant to which Metacom has agreed to purchase certain compact discs and cassettes from the Company at the same price as Metacom could obtain such products and services from an unrelated third party. See the section of this Proxy Statement entitled Executive Compensation—Certain Transactions.

    Overview and Philosophy.  The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus shareholder value, by significantly aligning the financial interests of the Company's key executives with those of the Company's shareholders. Compensation of the Company's executive officers is comprised of four parts: base salary, annual incentive bonuses, fringe benefits and long-term incentive opportunity in the form of stock options.

    The Compensation Committee believes that the base salaries of the Company's executive officers for fiscal 2000 are generally comparable to base salaries of executive officers of comparable publicly-held companies. An outside compensation consulting firm was engaged in 1999 to assist the Compensation Committee in setting a compensation structure for executive officers. Executive officers also have the opportunity to earn cash bonuses if certain Company financial performance goals are met. Long-term incentives are based on stock performance through stock options under the Company's 1996 Stock Option Plan ("1996 Plan"). The Compensation Committee believes that stock ownership by the Company's executive officers is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Overall, the intent is to have a significant emphasis on variable compensation components and less on fixed cost components. The Compensation Committee believes this philosophy and structure are in the best interests of the Company's shareholders.

    Bonuses.  The Company has followed a policy of setting bonus plans for its executive officers, based on the individual performance of the executive officers as well as the overall performance of the Company.

    Stock Options and Other Incentives.  The Company's stock option program is the Company's long-term incentive plan for executive officers and key employees. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's Common Stock.

    The Company's 1996 Plan authorizes the Compensation Committee of the Board of Directors to award stock options to executive officers and other employees. Stock options are generally granted each year, at an option price equal to the fair market value of the Company's Common Stock on the date of grant, and vest over a period of three to five years. The amount of stock options awarded is generally a function of the recipient's salary and position in the Company. Awards are intended to be generally competitive with other companies of comparable size and complexity, although the Compensation Committee has not conducted any thorough comparative analysis.

    Benefits.  The Company provides medical and insurance benefits to its executive officers, which benefits are generally available to all Company employees. The Company has a 401(k) plan in which all qualified employees, including the executive officers, may participate. The amounts of perquisites allowed to executive officers, as determined in accordance with rules of the Securities and Exchange Commission, did not exceed 10% of salary in fiscal 2000.

    Chief Executive Officer Compensation.  James T. Anderson served as the Company's Chief Executive Officer in fiscal 2000. His compensation was determined in accordance with the policies described above as applicable to all executive officers. His base salary remained at $400,000 in fiscal 2000. Mr. Anderson was entitled to a cash bonus of $266,666 for fiscal 2000. On April 19, 2000, Mr. Anderson was granted a stock option to purchase 240,000 shares, as part of a bonus earned in fiscal year 1999. Mr. Anderson received a bonus of $2,677,416 in fiscal 1999. The bonus amount is based on the Company's earnings, in accordance with the terms of Mr. Anderson's Employment Agreement, which agreement is described in the section of this Proxy Statement entitled Executive Compensation—Employment Agreements and Termination of Employment Arrangements.

    Summary.  Aggregate executive compensation decreased in fiscal 2000 because of the decrease in bonuses, which were based on the Company's earnings. Other than stock options to officers as part of bonuses earned in fiscal year 1999, no options were granted to the Company's executives in fiscal year 2000. The Compensation Committee intends to continue its policy of paying relatively moderate base salaries, basing bonuses on performance and granting options to provide long-term incentive.

Members of the Compensation Committee
Robert Ezrilov
Janice Ozzello Wilcox
Howard P. Liszt

Report of Audit Committee

    The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committees, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15).

    In accordance with its written charter adopted by the Board of Directors (set forth in Appendix I hereto), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In performing its oversight responsibilities regarding the audit process, the Audit Committee:

  (1)
  reviewed and discussed the audited financial statements with management;

  (2)
  discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

  (3)
  reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No.1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

    Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2000, as filed with the Securities and Exchange Commission.

Members of the Audit Committee
Robert Ezrilov
Janice Ozzello Wilcox
Howard P. Liszt

Stock Performance Chart

    The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended December 29, 2000 with the cumulative total return on the S&P 500 Composite Stock Index and the Russell 2000 Index. The comparison assumes $100 was invested on May 7, 1996 (the date that the Company's stock began to be publicly traded) in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

	05/07/96	12/27/96	12/26/97	12/25/98	12/31/99	12/29/00
Zomax Incorporated	$100.00	$75.00	$130.80	$184.83	$1,292.86	$260.69
S&P 500 Composite Stock Index	$100.00	$119.84	$147.87	$194.38	$234.13	$212.81
Russell 2000 Index	$100.00	$103.91	$121.94	$117.33	$146.02	$101.43

Employment Agreements and Termination of Employment Arrangements

    On January 1, 1999, the Company entered into an Employment Agreement with James T. Anderson, Chief Executive Officer of the Company, which agreement is automatically extended for additional one-year terms unless the Company or Mr. Anderson gives notice at least three months prior to the end of the current term. Pursuant to the terms of the agreement, the base salary is to be reviewed at least annually by the Board and has been determined by the Board to be $400,000 for 2001. In addition, Mr. Anderson is entitled to a bonus, consisting of a combination of cash and stock options, the terms of which are determined annually no later than February 28. Upon Mr. Anderson's termination under certain conditions, he is entitled to compensation and benefits. If Mr. Anderson terminates his employment without good reason (as defined in the agreement), the Company will provide him and his family health care benefits for up to five years. If Mr. Anderson's employment is terminated by the Company without cause (as defined in the agreement) or he resigns for good reason or for any reason within one year after a change of control, or the Company fails to extend the agreement, Mr. Anderson is entitled to an amount equal to twice his then current base salary, an amount equal to twice his bonus payment earned for the preceding year or the current year, whichever is higher, all stock options shall become immediately exercisable and health care benefits for five years. In the event Mr. Anderson's employment is terminated because of his disability, the Company shall provide health care benefits for Mr. Anderson and his family. For one year following Mr. Anderson's termination of employment with the Company, he has agreed that he will not compete with the

Company, solicit any of the Company's employees to leave the Company or interfere with Company's relationship with its customers.

Change of Control Arrangements

    The Company's 1996 Stock Option Plan (the "Plan") provides that, in the event of an acquisition of the Company through the sale of substantially all of the Company's assets and the consequent discontinuance of its business or through a merger, consolidation, exchange, reorganization, reclassification, extraordinary dividend, divestiture or liquidation of the Company ("change of control"), all outstanding options under the Plan shall become exercisable in full. The acceleration of the exercisability of outstanding options may be limited, however, if (i) the acquiring party seeks to account for the change of control transaction on a "pooling of interests" basis which would be precluded if such options are accelerated, or (ii) if such acceleration would subject a participant to an excise tax imposed upon "excess parachute payments." The Board may also decide to take certain additional actions, such as termination of the Plan, providing cash or stock valued at the amount equal to the excess of the fair market value of the stock over the exercise price, or allow exercise of the options for stock of the succeeding company.

Compliance with Section 16(a) of the Exchange Act

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, the Company believes that, during fiscal year 2000, all officers, directors and greater than ten-percent beneficial owners complied with the applicable filing requirements, except that Phillip Levin, a director, reported four transactions late on a Form 5, which was timely filed.

Certain Transactions

    Metacom, Inc., a shareholder of the Company, is a party to a Manufacturing Agreement with the Company. Phillip T. Levin, a director and a significant shareholder of the Company, is the Chief Executive Officer and majority shareholder of Metacom; and Robert Ezrilov, a director of the Company who also serves on the Company's Compensation Committee, is President of Metacom. Pursuant to the Manufacturing Agreement, Metacom has agreed to purchase certain compact discs and cassettes from the Company at the same price as Metacom could obtain such products and services from an unrelated third party. The Manufacturing Agreement, as amended, terminated December 31, 2000. Metacom's purchases of $354,000 from the Company in fiscal 2000 accounted for 0.15% of the Company's revenues in fiscal 2000. Neither Mr. Levin nor Mr. Ezrilov participate in Board or management discussions regarding Metacom or vote as a Company director on any matter involving Metacom.

    On January 1, 1995, the Company entered into an Office/Warehouse Lease with Metacom, which lease was subsequently assigned to Nathan Lane Partnership, LLP, a Minnesota limited liability partnership of which Mr. Levin owns a one-third interest. Pursuant to the Office/Warehouse Lease, as amended (the "Lease"), the Company leases manufacturing (10,586 square feet), office (26,011 square feet) and warehouse (45,229 square feet) space. The Lease expires on December 31, 2003. The Company pays a base rent of $8.61 per net rentable square foot per annum for the office space and the allocated portion of the common area; $5.52 per net rentable square foot of production space per annum; and $3.86 per net rentable square foot of warehouse space per annum. Additionally, the Company is obligated to pay its proportionate share of taxes and operating expenses.

INDEPENDENT PUBLIC ACCOUNTANT
(Proposal #3)

    Arthur Andersen LLP has served as the Company's independent public accountants since its inception in February 1996 and served as the independent public accountants of the Partnership, the Company's predecessor, from its inception in 1993 to the reorganization of the Company and the Partnership in May 1996. A representative of Arthur Andersen LLP is expected to be present at the 2001 Annual Meeting and will be given an opportunity to make a statement regarding financial and accounting matters of the Company, if he or she so desires, and will be available to respond to appropriate questions from the Company's shareholders.

    The Board of Directors recommends that the shareholders ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company for the year ending December 28, 2001. The ratification of Arthur Andersen LLP as independent public accountants for the Company requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting.

Audit Fees

    The aggregate fees billed and to be billed by Arthur Andersen LLP for professional services rendered for the audit of annual financial statements for fiscal year 2000 and for review of the financial statements included in the Forms 10-Q for such year were $175,240.

Financial Information Systems Design and Implementation Fees

    Arthur Andersen LLP did not provide professional services to the Company for fiscal year 2000 with respect to financial information systems design and implementation.

All Other Fees

    The aggregate fees billed and to be billed by Arthur Andersen LLP for all other non-audit services, including services related to tax compliance and acquisitions, in fiscal year 2000 were $153,439.

    The Company's Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining Arthur Andersen's independence and has determined that such services are compatible with maintaining Arthur Andersen's independence.

OTHER BUSINESS

    Management knows of no other matters to be presented at the 2001 Annual Meeting. If any other matter properly comes before the 2001 Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

    Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2002 Annual Meeting must be received by the Company by November 21, 2001 to be included in the Company's proxy statement and related proxy for the 2002 Annual Meeting. If a shareholder proposal intended to be presented at the 2002 annual meeting but not included in the proxy materials is received by the Company after February 4, 2002, then management named in the Company's proxy for the 2002 annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting.

ANNUAL REPORT

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 29, 2000, including financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.

FORM 10-K

    THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND A LIST OF EXHIBITS TO SUCH FORM 10-K. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K UPON THE ADVANCE PAYMENT OF REASONABLE FEES. REQUESTS FOR A COPY OF THE FORM 10-K AND/OR ANY EXHIBIT(S) SHOULD BE DIRECTED TO THE CHIEF FINANCIAL OFFICER OF ZOMAX INCORPORATED, 5353 NATHAN LANE, PLYMOUTH, MINNESOTA 55442. YOUR REQUEST MUST CONTAIN A REPRESENTATION THAT, AS OF MARCH 12, 2001, YOU WERE A BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      James T. Anderson,
                       Chairman and Chief Executive Officer

Dated: March 21, 2001

APPENDIX I

Audit Committee Charter of Zomax Incorporated

Committee Purpose

    The Board of Directors ("Board") is the ultimate corporate governance body of Zomax Incorporated ("Company"). As such, the Board is charged with overseeing all material aspects of the Company's operations. To assist the Board in performing its oversight role, and to help the Board meet its fiduciary duties to the shareholders of the Company, the Board has created an audit committee ("Committee"). For its part, the Committee is charged with the active and regular performance of the Board's supervision of the Company's internal control systems, its external and internal audit process, and its external and internal financial reporting process. This audit committee charter is intended to set forth the roles, responsibilities, authority, and procedures of the Committee.

Committee Membership

    The Committee shall consist of at least three directors. Each director appointed to the Committee shall:

  a)
  not be disqualified from being an "independent director" within the meaning of Rule 4200 of the NASD Manual, and shall have no relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgement: and

  b)
  be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. If a director is not capable of understanding such fundamental financial statements, he or she must become able to do so within a reasonable period of time after appointment to the Committee.

    At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the director's financial sophistication.

Structure

    The Committee members shall be appointed by the Board. Each appointment shall be for an indefinite term, but the Board may remove Committee members at any time by Board action. If a Committee member is removed or resigns from the Committee, he or she shall serve until a successor is appointed.

    The Committee shall elect a chairperson annually. The chairperson shall create the agenda for Committee meetings and otherwise preside over Committee meetings. It is expected that the chairperson will ask for management and key Committee advisors (e.g., Company legal counsel and Company external auditors) to participate in Committee meetings as appropriate.

Meetings

    The Committee shall meet at least two times annually. Additional meetings shall be scheduled as considered necessary by the Committee chairperson. Minutes of all meetings shall be recorded and maintained by the Committee.

Quorum

    A majority of the appointed Committee members shall constitute a quorum and shall be able to conduct the Committee's business.

Duties and Responsibilities

    The Committee recognizes that the preparation of the Company's financial statements and other financial information is the responsibility of the Company's management and that the auditing, or conducting limited reviews, of those financial statements and other financial information is the responsibility of the Company's outside auditors. The Committee's responsibility is to oversee the financial reporting process.

    The Company's management, and its outside auditors, in the exercise of their responsibilities, acquire greater knowledge and more detailed information about the Company and its financial affairs than the members of the Committee. Consequently, the Committee is not responsible for providing any expert or other special assurance as to the Company's financial statements and other financial information or any professional certification as to the outside auditors' work, including without limitation their reports on and limited reviews of, the Company's financial statements and other financial information.

    In carrying out its oversight responsibilities, the Committee shall:

  a)
  review and reassess the adequacy of the Audit Committee Charter annually;

  b)
  require that the outside auditors provide the Committee with a formal written statement delineating all relationships between the outside auditors and the Company, consistent with Independence Standards Board Standard No. 1, and discuss with the outside auditors their independence;

  c)
  actively engage in a dialogue with the outside auditors regarding any disclosed relationships or services that may impact the objectivity and independence of the outside auditors;

  d)
  take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors;

  e)
  review and consider the matters identified in Statements on Auditing Standards No. 61 and 90 with the outside auditors and management;

  f)
  review and discuss the Company's audited financial statements that are to be included in the Company's Form 10-K with the outside auditors and management and determine whether to recommend to the Board of Directors that the financial statements be included in the Company's Form 10-K for filing with the Securities and Exchange Commission; and

  g)
  review, or the Committee's Chairman shall review, any matters identified by the outside auditors pursuant to Statement on Auditing Standards No. 71 regarding the Company's interim financial statements. Any such review shall occur prior to the filing of such interim financial statements on the Company's Form 10-Q.

    The outside auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders. The Board and the Committee have ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors, and, if applicable, to nominate the outside auditors to be proposed for approval by the shareholders in any proxy statement.

ZOMAX INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 24, 2001
3:30 p.m.

LUTHERAN BROTHERHOOD BUILDING
625 Fourth Avenue South
Minneapolis, MN 55415

Zomax Incorporated 5353 Nathan Lane, Plymouth, Minnesota 55442	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2001.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint James T. Anderson and James E. Flaherty, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Zomax Incorporated, c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, MN 55164-0873

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Set the number of directors at six (6):	/ /	For	/ /	Against	/ /	Abstain

2.	Election of directors:	01 James T. Anderson 02 Anthony Angelini 03 Phillip T. Levin	04 Janice Ozzello Wilcox 05 Robert Ezrilov 06 Howard P. Liszt	/ /	Vote FOR all nominees (except as withheld below)	/ /	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3.	Ratify appointment of Arthur Andersen LLP as independent auditors	/ /	For	/ /	Against	/ /	Abstain
of the Company for the fiscal year ending December 28, 2001.
4.	In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark box / /	Dated:	, 2001
Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
STOCK SPLIT
OUTSTANDING SHARES AND VOTING RIGHTS
PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS
ELECTION OF DIRECTORS (Proposals #1 and #2)
BOARD AND COMMITTEE MEETINGS
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
OTHER BUSINESS
SHAREHOLDER PROPOSALS
ANNUAL REPORT
FORM 10-K
APPENDIX I
Audit Committee Charter of Zomax Incorporated